Exhibit 99.1
Investor Relations Contact:
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

XILINX BOARD OF DIRECTORS AUTHORIZES A REPURCHASE OF UP TO $750 MILLION OF THE COMPANY’S OUTSTANDING COMMON STOCK

SAN JOSE, CA, August 13, 2012— Xilinx, Inc. (Nasdaq: XLNX) today announced that its Board of Directors has granted an authorization for the Company to repurchase up to $750 million of its common stock, or approximately 8 percent of its outstanding shares at the current stock price. Since fiscal 2008, the Company has repurchased over 68 million shares for approximately $1.8 billion. Timing of repurchases and exact number of shares of common stock to be purchased will depend upon prevailing market conditions and other factors.
“Our repurchase authorization signals a high level of confidence in Xilinx’s growth prospects as well as in our continued ability to consistently generate healthy operating cash,” said Moshe Gavrielov, Xilinx President and Chief Executive Officer. “Through a cash deployment strategy that combines share repurchase and dividend, Xilinx has returned over $2.6 billion of cash to shareholders since fiscal 2008.”
This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “believe,” “may,” “will,” “could,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Such forward looking statements include, but are not limited to statements related to the semiconductor market, the growth and acceptance of our programmable platforms, expected revenue growth, the demand and growth in the markets we serve, opportunity for expansion into new markets, and our expectations regarding our business outlook for the September quarter for fiscal 2013. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, Xilinx’s continued profitability and its ability to continue to generate cash at a rate necessary to support our dividend and stock repurchase programs and other risk factors listed in our most recent Form 10-K.
About Xilinx

Xilinx develops All Programmable technologies and devices, beyond hardware to software, digital to analog, and single to multiple die in 3D ICs.  These industry leading devices are coupled with a next-generation design environment and IP to serve a broad range of customer needs, from programmable logic to programmable systems integration.  For more information visit www.xilinx.com.

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